Exhibit 10.5

RESTATED EMPLOYMENT AGREEMENT
BETWEEN ORIGIN BANCORP, INC.
&
DRAKE MILLS

Restated
Employment Agreement
This Restated Employment Agreement (hereinafter referred to as “Agreement”) is made and entered into effective as of the 1st day of January, 2016 (“Effective Date”) by and between:
Origin Bancorp, Inc., formerly known as Community Trust Financial Corporation and CTB Financial Corporation, a bank holding company chartered under the laws of the State of Louisiana and domiciled in Lincoln Parish, Louisiana, and/or its Substantial Subsidiaries, jointly or individually, appearing herein through John M. Buske, its Chairman of the Compensation Committee, (hereinafter called “Employer”),
And
Drake Mills, an adult resident and domiciliary of Lincoln Parish, Louisiana, whose mailing address is PO Box 2525, Ruston, LA 71270, hereinafter referred to as “Employee.”

1.	Definitions:

A.
Substantial Subsidiaries -Banking or non-banking subsidiaries of Employer as of the date of this Agreement, or any measurement or assessment date thereafter, that comprise 25% or more of the total assets of Employer, accounted for as a consolidated entity.

B.	Investor -An individual, partnership, corporation or other legal entity that owns voting stock in Employer and/or any of its Substantial Subsidiaries, exclusive of Employer, as the parent.

C.
Investor Group - A group of Investors, acting under a formal or informal agreement or arrangement and/or under a common objective, common purpose or to the joint mutual benefit that is distinguishable from all Investors, as a group.

D.
Base Salary - The amount of compensation paid to, or on behalf of, the Employee by the Employer exclusive of; cash or non-cash bonuses, deferred compensation arrangements, contributions to employment benefit plans, life insurance premiums, membership dues, reimbursement of travel and business related expenses, and any other non-compensation related payments to the Employee by the Employer.

2.
Employment and Duties: Employer hereby employs Employee in the capacity as Chief Executive Officer and to perform such other duties consistent with Employee’s executive status all as may be determined and assigned to Employee by Employer’s Board of Directors. This Agreement supersedes any and all “at will” employment provisions of the Employer with respect to the Employee and shall serve as the complete and comprehensive basis of the employment relationship between the Employer and Employee.

3.
Performance: Employee shall devote his full time (except for reasonable vacation time and absence due to sickness or similar disability), attention and best efforts to the duties set forth in Section 2 above and shall generally perform his duties the same level of competency and intensity as Employer has come to expect based on past performance.

4.
Term: The initial term of Employee’s employment is for the period commencing on the Effective Date and ending on December 31, 2018, unless earlier terminated as provided in this Agreement. Thereafter, this Agreement shall automatically renew for successive three year periods unless either party shall notify the other, in writing, not less than one hundred eighty (180) days prior to the end of the initial term or any renewal term of its or his intention not to renew this Agreement. The initial term of this Agreement plus any and all renewal terms are referred herein collectively as the “Employment Term.” Notice shall be considered effectively given upon personal delivery of said written notice to Employee. Nothing in this Agreement shall be construed to prevent and Employee hereby has the right to terminate this Agreement with or without cause by giving 30 days written notice addressed to the Employer and delivered to any member of the Board of Directors. Accordingly, the Employee hereby agrees to enter into the employ of the Employer subject to the terms and conditions of this Agreement, for the period (the “Employment Period”) commencing on January 1, 2005, as renewed until said notice as described herein is given by Employer, or until the death, disability or termination for cause of Employee as hereinafter set out.

5.
Compensation: For all services to be rendered by Employee in any capacity herew1der Employer agrees to pay Employee a base salary (Base Salary”) to be established annually by the Board of Directors at a rate not less than $835,800.00, such Base Salary to be paid to Employee in equal semi-monthly installments.

In addition to the Base Salary to be paid to Employee hereunder, Employer agrees to pay Employee an annual bonus (“Bonus”) in such amount and based upon such formulae and criteria as may be determined by the Board of Directors from time to time.

6.
Insurance: Employer shall provide Employee with medical and hospitalization insurance, disability income insurance and group life insurance upon such terms and conditions as may be determined by the Board of Directors from time to time and through such programs as is provided to other employees of Employer.

Employee agrees that Employer, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance in any amount or amounts considered advisable; and that Employee shall have no right, title or interest therein, and further, agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

7.
Pension and Profit Sharing: Employer shall include Employee in all Employer sponsored 401K Plans and other pension and profit-sharing plans in a comparable manner as provided for Employer’s other executive officers. In addition, Employer shall include Employee in a Supplemental Executive Retirement Plan (SERP) upon terms and conditions agreed upon by the Board of Directors

8.	Miscellaneous Benefits: Employer agrees to provide Employee with the following additional benefits at Employer’s sole expense:

A.
Professional dues and program costs for all professional organization memberships and continuing education programs deemed reasonably necessary by Employee to maintain his professional standing as Chief Executive Officer of Employer;

B.	Sick Leave benefits as are granted pursuant to Employer’s policy;

C.	Vacation benefits as granted pursuant to Employer’s policy;

D.	All expenses, including meals, lodging, transportation and miscellaneous for business and related travel. Employer agrees to reimburse Employee for said travel expenses upon written request;

E.
Disability benefits, to include payment to Employee of the periodic Base Salary installments as stated above, commencing on the date the Employee is unable to perform his duties as Chief Executive Officer and continuing until disability benefits are provided to the Employee from the disability insurance provider.

F.	Monthly membership dues at Squire Creek Country Club, Choudrant, LA.;

G.	A vehicle to be agreed upon by Employer and Employee, including all routine operating maintenance expenses.

9.
Termination: Notwithstanding anything contained in this Agreement to the contrary, and subject to the provisions of Section 17, and unless otherwise agreed to in writing by Employer and Employee, this Agreement shall terminate upon the occurrence of any of the following events:

A.	At any time by mutual agreement in writing between Employer and Employee;

B.	Immediately upon the death of the Employee;

C.
Immediately upon the Employee becoming permanently and totally disabled, which shall result in the permanent inability to satisfactorily perform the Employee’s regular duties as performed prior to such disability, which disability, shall be defined in the Employer’s benefit plan and determined in good faith by Employer’s Board of Directors;

D.
At any time for Cause. For purposes of this Agreement, Cause shall be (1) a finding by Employer of the Employee’s addiction to intoxicating drugs (including alcohol), which materially affects his ability to perform duties outlined herein; (2) a conviction, guilty plea or no contest plea involving dishonesty, moral turpitude as set forth in this Agreement or (3) the willful engagement by the Employee in disloyal misconduct which is materially and demonstrably injurious to the Employer or (4) otherwise failing to perform obligations as set forth in this Agreement after notice and failure to correct such actions. Termination shall not occur unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors of Employer at a meeting of said Board of Directors called and held for such purpose, after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before this Board of Directors, finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in the foregoing, and specifically the particulars thereof in detail.

Employee shall be provided a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated, (iii) the termination date, and (iv) Employee’s right to a hearing before the Board of Directors of CTB Financial Corporation.

10.	Compensation upon Termination of Employment:

A.
Upon termination of this Agreement in accordance with Section 9 above, Employee shall be entitled to receive such Base Salary and other benefits as may be provided in this Agreement and as are accrued and unpaid as of Employee’s last day of employment. Such benefits shall include (except in the event of a termination pursuant to Section 9 D), Employee’s bonus equal to the bonus paid the Employee for the year immediately preceding the year during which termination occurs prorated based upon the number of days Employee was employed during such year.

B.
Notwithstanding any of the foregoing, in the event there is a Change of Control of the Employer and Employee is terminated or compensation or responsibilities are diminished within thirty-six (36) months of such Change in Control, Employee will be entitled to additional benefits. Change of Control shall be defined as follows:

i.	An event that occurs subsequent to the date of this Agreement, and

ii.
Whereby an Investor and/or Investor Group acquires or accumulates, through equity dividends, grants, stock options, purchases, inheritances or otherwise, inclusive of options to acquire stock in the future, fifty percent (50%) or more of the value or voting power of the Employer’s then issued and outstanding capital stock of Employer, or

iii.
Employer completes a merger or consolidation with another corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining securities outstanding or by being converted into voting securities of the surviving entity) more than fifty one percent (51%) of the combined voting power of the voting securities of the Employer, or such surviving entity, as applicable, outstanding immediately after such merger.

C.
In the event that Employer undergoes a change of control, as outlined hereinabove, the Employer shall notify the Employee in writing within ten (10) business days following the change in control (the “CIC Notice”). If Employee is terminated or his responsibilities and/or compensation are reduced or diminished within thirty-six (36) months of such CIC Notice, the Employee shall be entitled immediately upon the occurrence of such event to the payment of the following additional consideration, in addition to all other compensation accrued through the date of such event diminished only by an amount equal to the product of multiplying the sum required to be paid in (i) and (ii) below by a fraction, the numerator of which is the number of full months elapsed between delivery of the notice of Change in Control and termination, change in responsibility and/or compensation and the denominator of which is 36:

i.	To receive an amount equal to three (3) times Employee’s annual Base Salary at date of the CIC Notice;

ii.	To receive an amount equal to three (3) times the average of the Bonus paid to Employee during the three (3) calendar years immediately preceding the date of the CIC Notice;

iii.
To receive or have paid on Employee’s behalf for a period of up to eighteen (18) months following the termination date, all premiums for the continuation of Employer’s current medical hospitalization insurance program;

iv.
To exercise all options (whether vested or not) to purchase such number of shares of Employer equal to the difference between the number of shares for which options have been granted and the number of shares previously purchased by Employee pursuant to the options described in Section 13 so as to enable Employee to acquire all shares optioned at the price set forth in Section 13;

D.
If the Employee and Employer agree, the employment relationship between the Employer and Employee may continue beyond the change in control date to a mutually agreed upon future date. Should such a mutual arrangement occur, the resulting terms and conditions of the future employment relationship shall be committed to writing and added as an addendum to this Agreement. With the exception of the specific provisions of this Agreement that are superseded by said addendwn, all provisions of this Agreement will remain in force until the conclusion of the employment relationship between the Employer and Employee.

Should this Agreement be extended beyond the change in control date, all payments of cash and vesting of stock will occur within ten business days following the change in control and termination within the provisions of Section 1O(C). Post employment insurance provisions will automatically be deferred to become effective upon the final date of termination of employment.
Notwithstanding the specific provisions as stated herein, all amounts to be paid to Employee pursuant to this Section 10 shall be paid, transferred or provided to the Employee by the Employer no later than ninety (90) days following the termination of this Agreement.

11.
Confidentiality: Employee acknowledges that in rendering services pursuant to this Agreement, Employee will have contact with and develop relationships with the customers of Employer. In all of Employee’s activities pursuant to this Agreement, Employee, through nature of Employee’s work, will also have access to and will acquire confidential information related to such customers and the business operations and policies of Employer. Employee acknowledges that all such information with respect to Employer’s customers, business, operations and policies is the property solely of Employer and constitutes the confidential information of Employer and at no time, even following termination of this Agreement, shall Employee disclose or otherwise, disseminate or use such confidential information, including the terms and conditions of this Agreement, without having first obtained the prior written consent of Employer.

12.
Non-Solicitation: Employee irrevocably warrants, covenants and agrees that during the term of this Agreement and for a period of two (2) years following termination hereof, Employee will not within the parishes of Lincoln, Ouachita, Union, Claiborne, Jackson, Morehouse and Bienville together with any other parishes/counties in which Employer may then have a branch banking facility intentionally take any action of any kind, which will disturb or may or might disturb the existing business and/or relationship of Employer with any customer or other employee of Employer with whom Employee came in contact while employed by Employer including, but not being limited to the solicitation of banking business from customers of Employer with whom Employee made or came into contact with as an Employee of Employer. The above provision does not limit or prohibit the Employee from taking any necessary legal actions, on his own behalf and independent of the employment relationship with the Employer, to protect his personal interest against any customer or supplier of the Employer.

Employee agrees that in the event of the breach of any of the terms and provisions of this Section 12, Employer shall be entitled to secure an order in any suit brought for that purpose to enjoin Employee from violating any of the provisions of this Agreement and that pending the hearing and decision on the application for such order, the Employer shall be entitled to a temporary restraining order without prejudice to any other remedy available at the Employer, all at the expense of Employee, including reasonable attorney’s fees incurred by the Employer. Employee understands that the covenants of this Article are of fundamental importance to this Agreement, without which no agreement would be entered into by the Employer. The provisions of this Section 12 shall in no event be construed to be an exclusive remedy and such remedy shall be held and construed to be cumulative and not exclusive of any rights of remedies, whether in law or equity, otherwise available under the terms of this Agreement or under the laws of the United States of America or the State of Louisiana.
The covenants and agreements made by Employee in this Section 12 shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action by Employee against Employer whether predicted on this Agreement or otherwise shall not constitute a defense to the enforcement by the Employer, by injunctive relief or otherwise of the provisions of the Section. The invalidity of all or any part of this Section 12 shall not render invalid the remainder of this Section or by any provision which shall be held invalid shall be revised such that it shall comply with any law or ruling with which it shall conflict, to the point at which shall be considered binding and enforceable. No failure or failures on the part of Employer to enforce any violation by Employee of this Section 12 shall constitute a waiver of Employer’s rights thereafter to enforce all of the terms, covenants, provisions, and agreements herein contained.

13.	Option to Purchase Stock:

A.
First Option. Employee shall be fully vested with an option to purchase Sixty Thousand (60,000) shares of common stock of Employer for a price of Sixteen and 50/100 Dollars ($16.50) per share. The options herein granted to Employee shall be exercised by Employee at any time on or after their respective vesting dates but in no event later than December 31, 2024, and the total number of shares which Employee may acquire pursuant to this Section shall not exceed Sixty Thousand (60,000). The options herein granted to Employee are personal to Employee and, except as provided for under Section 18, shall not be encumbered, assigned, transferred or otherwise disposed of. Such options shall be exercised by written notice delivered to Employer together with a cashier’s check for the respective purchase prices of stock in respect of the options being exercised. No option granted hereunder constitutes an offer to purchase until Employee is provided with, or given reasonable access to full and fair disclosure of all material information relating to the business and affairs of Employer and the purchase of stock.

B.
Second Option. Effective October 1, 2011, Employee was granted an option (Second Option) to purchase up to Twenty-Five Thousand (25,000) shares of common stock of CTFC at an option price of Thirty-Five Dollars ($35.00) per share. Conditional upon the Agreement being in full force and effect and Employee not being in default hereunder, the option shall vest and become exercisable as to Five Thousand (5,000) of such shares as of the first day of January of each calendar year, commencing January 1, 2012 and continuing each January I during the term hereof until all option shares have vested. In the event of an IPO of CTFC’s stock during the term hereof, the entire option will be considered fully vested.

The Second Option herein granted to Employee may be exercised to the extent vested, in whole or in part, at any time on or after the vesting dates, but in no event later than December 31, 2030. Such option shall be exercised by written notice delivered to Employer specifying the number of shares in respect of which the option has been exercised, together with a cashier’s check for the respective purchase price of the stock in respect of the options being exercised. Alternatively, the notice may direct that Employer withhold from the common stock to be issued to Employee upon such exercise, shares of common stock of CTFC issuable upon exercise of the option with an aggregate fair market value equal in value to the full exercise price as to which the option is being exercised (a “cashless exercise”).

C.
Adjustment. At any time, the remaining number of unexercised shares and related exercise price per share of the Employer’s common stock subject to the options as described herein, are to be adjusted ratably to reflect changes to the Employer’s total issued and outstanding common stock caused by Employer’s actions subsequent to the date of this Agreement so that the resulting number of unexercised shares, calculated as a percentage of total common shares issued and outstanding, and the related value of the exercise price per share, are equivalent immediately following the change as they were immediately prior to the change. Such events include, yet are not limited to, stock dividends, stock splits, and issuances of additional classes of common stock other than for cash, pursuant to a merger or pursuant to exercise of other options.

14.	Notices: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail as follows:

Notice to Employer:	Origin Bancorp, Inc. Formerly known as: Community Trust Financial Corporation and CTB Financial Corporation Attn: Board of Directors 1511 N. Trenton St. Ruston, LA 71270

Notice to Employer:	Drake Mills PO Box 2525 Ruston, LA 71273

15.
Entire Agreement: This Agreement as written and its terms, conditions and provisions shall represent and constitute the entirety of the employment agreement existing between the parties hereto and shall supersede any and all other agreements, writings, conversations or representations, if any, made by either party or their representatives, agents or employees at m1y time either prior to or subsequent to the execution of this Agreement.

16.
Waivers: The waiver by any party hereto of a breach of any provision of this Agreement unless or until executed in writing by the parties hereto with the same formality attending execution of this Agreement, and signed by both the Employer and Employee.

17.
Amendment: No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto with the same formality attending execution of this Agreement, and signed by both Employer and Employee.

18.
Designated Beneficiarv: In the event of the Employee’s death or determination of total and permanent disability as provided for in Section 9(B) and Section 9(C) whereupon the Employee could not legally act on his/her own behalf, the Employee’s designated beneficiary(s) shall be entitled to receive any and all amounts or other benefits specified in this Agreement, including any extensions thereto as documented in an addendum, as would the Employee had he been alive or of full capacity and make elections under the terms of this Agreement in the same capacity as the Employee for a period of no more than ninety (90) calendar days following the Employee’s date of death or disability determination. The Employee shall designate his beneficiary in writing to the Employer upon execution of this Agreement and may amend his designation at any time and from time to time through written notice to the Employer. Individuals designated as beneficiaries by the Employee must be of majority age at the date of designation.

19.	Assignment: The performance of all the obligations under this Agreement are personal and non-inheritable obligations of the Employee and shall not be assignable to others.

20.	Governing Law: This Agreement having been executed and delivered in the State of Louisiana will have its validity, interpretation, performance and enforcement governed by the laws of said state
Thus done and signed at Ruston, Louisiana, on this 11th day of December, 2015.

Employer:	Employee:

/s/ John M. Buske	/s/ Drake Mills
Origin Bancorp, Inc. By: John M. Buske, Chairman of the Compensation Committee on behalf of the Board of Directors of Employer	Drake Mills